Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of John Hancock Funds II of our report dated October 26, 2018, relating to the financial statements and financial highlights, which appear in John Hancock Small Cap Stock Fund and John Hancock Mid Cap Stock Fund’s (two of the funds constituting John Hancock Funds II) Annual Reports on Form N-CSR for the year ended August 31, 2018. We also consent to the references to us under the headings “Experts” and "Exhibit A – Form of Agreement and Plan of Reorganization" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 27, 2019